An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular
September 2, 2020
Subject to Completion

THE CHOSEN, LLC
4 S 2600 W, Suite 5
Hurricane, Utah 84737
(435) 767-1338

Class B Preferred Units of Membership Interest
$20,000,001 Maximum Offering Amount (2,857,143 Class B Units)

The Chosen, LLC, a Utah limited liability company, referred to herein as our Company, is offering a maximum of $20,000,001 in Class B preferred units of its membership interest, which we refer to as the Class B Units or the Class B Units (the "Offering"). The Company is offering the Class B Units for a purchase price of $7.00 per Class B Unit. This Offering will terminate on the earliest to occur of (i) the date on which we sell the maximum number of Class B Units, or the Maximum Offering Amount, (ii) twelve (12 months) from the date of qualification of this Offering, or (iii) the date on which we elect to terminate the Offering, in our sole discretion. We refer to the earliest of (i) - (iii) in the foregoing sentence as the “Termination Date.” The initial closing date will occur within one month after the Company has received and accepted the first subscription for Units. If, on the initial closing date, we have sold less than the Maximum Offering Amount, then we will hold one or more additional closings for additional sales at least monthly, up to the Maximum Offering Amount, through the Termination Date. For the initial closing and each subsequent additional closing, proceeds for subscriptions over $2,500 must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions set forth on the Offering's website at thechosen.tv. Such funds will be kept in a non-interest-bearing account maintained by the Company until the closing. Proceeds for subscriptions of $2,500 or less may be (i) submitted through a purchaser’s customer account in accordance with the billing information for such purchaser at thechosen.tv to be kept in the specified bank account maintained by the Company per the instructions in the subscription agreement if such payment method is made available, or (ii) transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. We intend to accept payment for subscriptions of $2,500 or less through a purchaser’s customer account in accordance with the billing information for such purchaser at thechosen.tv. However, the credit card method of payment is not approved by our payment processors at this time and may not be approved for this Offering. Payments for all subscriptions may be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions set forth on the Offering's website at thechosen.tv. Upon each closing of this Offering, the proceeds for the Offering will be distributed to the Company and the Class B Units will be issued to the investors. If the Company terminates the Offering for any reason, which the Company may in its sole discretion, all proceeds submitted but not yet closed upon will be promptly returned to investors without interest. The purchase price per Class B Unit is $7.00 and the minimum purchase requirement is 72 Class B Units ($504); however, we can waive the minimum purchase requirement in our sole discretion. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to closing.

	Price to Public	Proceeds to Company	Proceeds to Other Persons
Per Unit:	$7.00	$7.00	$0.00
Maximum Offering Amount:	$20,000,001	$20,000,001	$0.00

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Class B Units is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular is following the Offering Circular format described in Part II of Form 1-A.

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SUMMARY

This summary of the Offering Circular highlights material information contained elsewhere in this Offering Circular. Because it is a summary, it may not contain all of the information that is important to your decision of whether to invest in the Class B Units. To understand this Offering fully, you should read the entire Offering Circular carefully, including the Risk Factors section. The use of the words “we,” “us,” “the Company,” or “our” refers to THE CHOSEN, LLC and our subsidiaries, except where the context otherwise requires. The term “Operating Agreement” refers to our Company’s Amended and Restated Limited Liability Company Agreement dated March 6, 2018, as amended.

The CHOSEN, LLC, a Utah limited liability company, is an independent television and film production company formed on October 24, 2017 solely to develop and produce an episodic television series entitled “The Chosen” (the “Series”). The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

We intend to use the proceeds from this Offering to fund the development and production of the second half of the second season (“Season 2”) and the entire third season (“Season 3”) of The Chosen. We anticipate the second half of Season 2 will contain four episodes and Season 3 of the Series will contain eight episodes,. We have projected that Season 2 and Season 3 will cost approximately $4.8 million and $9.6 million, respectively, and the second half of Season 2 and Season 3 will take approximately three and six months to produce, respectively. We anticipate that marketing expenses of the second half of Season 2 and Season 3 will cost approximately $1.47 million and $2.93 million, respectively, and our offering expenses for Season 2 and Season 3 are estimated at approximately $450,000 if we sell the Maximum Offering Amount. If we fail to raise the Maximum Offering Amount, we initially expect to eliminate, on a dollar-for-dollar basis as necessary, all marketing expenses for Season 3 followed by production costs for Season 3 from the uses of proceeds of the Offering.

In addition to revenues directly related to the Series, we earn a portion of our revenues from the sale of merchandise. Merchandise sales, consisting mainly of t-shirts. We do not own or maintain the merchandise inventory, but manage an online store through a third-party application in which orders are drop shipped to end customers using that third-party platform. We contract with a third-party supplier that fulfills these sales orders on our behalf by screen printing T-shirts and shipping them to end customers.

The Series is loosely inspired by a film entitled “The Shepherd.” The Company exclusively owns all right, title, and interest in and to the copyrights and all other rights in and to The Shepherd pursuant to an Assignment and Assumption Agreement between the Company and Creatus, LLC. The Shepherd is based on the story ideas and concepts of Dallas Jenkins, an owner and founder of the Company. Mr. Jenkins assigned all intellectual property related to the stories of The Chosen to us in exchange for 49% of the common units of our membership interest, which we refer to as Common Units. Mr. Jenkins subsequently assigned his Common Units to our Manager.

The Pilot episode, Season 1 of the Series, and merchandise sales generated revenues of approximately $12,734, $802,896, and $168,973, respectively, and aggregate revenues of $984,603 in 2019 compared to $56,465 in revenues for the year ended December 31, 2018. Operating expenses other than amortized film costs were $827,745 for 2019. The Company had a net income of $64,329 in 2019.

Season 1 of the Series and merchandise sales generated revenues of approximately $5,585,622 and $1,167,618, respectively, for the period between January 1 and May 31, 2020.

The Series is intended to be distributed through online video streaming services, television, and home video. The Company has entered into a license agreement (the “License Agreement”) with VidAngel, Inc. (“VidAngel”) providing VidAngel the following licenses, granting the right to sublicensable license to transmit, reproduce, distribute, publicly perform, display, create Derivative Works (as defined in the License Agreement and otherwise exploit each season’s episodes of the Licensed Materials (as defined in the License Agreement), including, without limitation, the Content (as defined in the License Agreement):: (i) a one-year nationwide exclusive license on any and all media; (ii) a one-year international license on any and all media; (iii) a worldwide exclusive license for video-on-demand and video-on-demand with pay it forward; (iv) a nationwide non-exclusive license for video-on-demand; (v) an international non-exclusive license for video-on-demand for video-on-demand; (vi) an exclusive nationwide license for subscription video-on-demand; (vii) an exclusive international license for video-on-demand for subscription video-on-demand; (viii) a worldwide non-exclusive license for video-on-demand without tipping and subscription video-on-demand without pay it forward; (ix) a worldwide exclusive license for all forms of Physical Media; (x) a worldwide non-exclusive license on hardcopy e-book versions of The Chosen Book, published by Broadstreet.

With the exception of (i) and (ii) above, the licenses are for a period of three years (which period will automatically renew for additional one-year periods if not terminated).

Pursuant to the license agreement, twenty-five percent (25%) of VidAngel’s revenues from the exploitation of video-on-demand and subscription-video-on-demand content will be applied to marketing the Series. The Company will receive licensing payments in an amount equal to forty percent (40%) of the net profits attributable to the Series based on the number of hours the Series was viewed by VidAngel’s customers. In addition to the licensing payments, the Company will be eligible to receive an uncapped bonus in an amount based on a proprietary algorithm determined by “goodness,” “loyalty” and “word of mouth.”

As of the initial closing of this Offering, our Company will have three classes of membership interests, the Class A Units, the Class B Units, and the Common Units. There are currently 13,900,000 Common Units and 11,193,300 Class A Units outstanding. The Chosen Productions, LLC, our sole manager (the “Manager”), holds all of the outstanding Common Units. Purchasers of our Class B Units will become Members in our Company with respect to their ownership of Class B Units. Upon investors’ receipt of Class B Units purchased in this Offering, they will become bound by our Operating Agreement. Our Operating Agreement governs the various rights and obligations of our Members.

Securities Offered

We are offering a maximum of 2,857,143 of our Class B Units in this Offering for a purchase price of $7.00 per Class B Unit. The minimum investment is 72 Class B Units ($504) however, we can waive the minimum purchase requirement in our sole discretion.

This Offering will terminate on the earliest to occur of (i) the date on which we sell the maximum number of Class B Units, or the Maximum Offering Amount, (ii) twelve (12 months) from the date of qualification of this Offering, or (iii) the date on which we elect to terminate the Offering, in our sole discretion. We refer to the earliest of (i) – (iii) in the foregoing sentence as the “Termination Date.” The initial closing will occur within one month after the Company has received and accepted the first subscription for Units. If on the initial closing date we have sold less than the Maximum Offering Amount, we will hold one or more additional closings at least monthly for additional sales up to the Maximum Offering Amount until the Termination Date. For each closing, proceeds for subscriptions over $2,500 must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. Such funds will be kept in a non-interest-bearing account maintained by the Company until the closing. Proceeds for subscriptions of $2,500 or less may be (i) submitted through a purchaser’s customer account in accordance with the billing information for such purchaser at thechosen.tv to be kept in the specified bank account maintained by the Company per the instructions in the subscription agreement if such payment method is made available or (ii) transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. We intend to accept payment for subscriptions of $2,500 or less through a purchaser’s customer account in accordance with the billing information for such purchaser at thechosen.tv. However, the credit card method of payment is not approved by our payment processors at this time and may not be approved for this Offering. Payments for all subscriptions may be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions set forth on the Offering's website at thechosen.tv. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Units for such closing will be issued to investors. If the Company terminates the Offering for any reason, which the Company may in its sole discretion, allproceeds submitted but not yet closed upon will be promptly returned to investors without interest. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to closing.

The Company is offering its Units through our Offering’s website: thechosen.tv. This Offering Circular will be furnished to prospective investors at thechosen.tv via download at any time. We are not selling the Units through commissioned sales agents or underwriters.

Purchasers of Units will become Members of our Company. Our Units are membership interests of preferred equity. Any distributions of available cash flow will be made in the discretion of our Manager in the following order and priority:

(i)
First, an amount equal to 120% and 110% of the aggregate purchase price to the holders of the Class A Units and Class B Units, respectively, pari passu in accordance with the number of aggregate Class A Units and Class B Units held; and

(ii)
Thereafter, to all Members pro rata in accordance with their respective holdings of Membership Units.

Other than the above described preferred distribution rights, Class B Units shall rank pari passu to Class A Units and Common Units, and shall hold no preference in any other respect, whether economic, voting or otherwise to the Class A Units and Common Units. Holders of Class B Units, Class A Units and Common Units, which we refer to collectively as Membership Units, will vote collectively on all matters on which the Members vote. Each Membership Unit will receive one vote.

The preferred distribution rights of the Class B Units are not a guaranty of any distribution. Any distribution to be made is subject to our available cash flow and the discretion of our Manager. The order and priority of our distributions is further described in “SECURITIES BEING OFFERED – Distributions.”

Management

We are a manager-managed limited liability company. Pursuant to our Operating Agreement, we have one initial manager, The Chosen Productions, LLC (the “Manager”). The Manager is responsible for the day-to-day management of our business and affairs, subject only to the rights of our members to vote on certain major decisions as described below. See “SECURITIES BEING OFFERED – Description of our Operating Agreement.” Approval of a majority of the Membership Units present and voting at a duly called and held meeting of our Members at which a quorum is present will be required before we may take any of the following actions with respect to our Company:

(i)
The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a three (3) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(ii)
The merger of the Company with another limited liability company or limited partnership;

(iii)
The merger of the Company with a corporation or a general partnership or other person;

(iv)
The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;

(v)
The decision to change the tax election status of the Company; and

(vi)
Any other transaction described in the Operating Agreement as requiring the vote, consent, or approval of the Members.

Members holding a majority of Membership Units as of the record date of any meeting and entitled to vote at such meeting will constitute a quorum for the transaction of business. Any action that may be taken at a meeting may also be taken by written consent the members holding the percentage of Membership Units required to take such action assuming all eligible Class B Units were in attendance and voting at the meeting.

The Manager may not be removed by the Members. The Manager will serve indefinitely until it either resigns or is otherwise removed or until a successor shall have been elected and qualified by the affirmative vote or written consent of Members holding a majority of the then outstanding Membership Units in the Company. Derral Eves is the manager of our Manager, which has exclusive power, authority, and discretion to control the business, property, and affairs of the Company. The Manager holds all of the Common Units and thereby has the power to vote all of the Common Units for matters that require the vote of the Members.

Taxation

We have elected to be taxed as a subchapter C corporation effective as of our 2018 fiscal year, and, as such, are required to pay federal income tax at the corporate tax rates on our taxable income.

Summary Risk Factors

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The Company has limited operating history upon which an Investor can base an investment decision and faces all of the risks.

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The Company’s actual operating results may differ from its estimates.

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The Company’s operating results may fluctuate significantly.

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Investors will bear substantially all of the risk of cash loss if the television series is unsuccessful.

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The Company’s success depends on external factors in the feature film and television industry.

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The success of the Company and its film production depends on the Company’s ability to raise sufficient funds for production.

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The Company’s success depends entirely on one television series.

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Budget overruns may adversely affect the Company’s business.

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If the Company is unable to continue production of its television series, it will have incurred expenses and may not be able to return the investors’ entire investment.

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The VidAngel licensing agreement gives VidAngel exclusive rights to distribute the series through on-demand and subscription on-demand services, and, as a result, if VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

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There can be no assurance that the Company will attract any distributors in addition to VidAngel or that such distributors will adequately promote and exploit its television series.

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There can be no assurance that the Company will be able to compete in the television and film production industry and its lack of diversification may make it vulnerable to oversupply in the market.

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Technological advances may reduce demand for television series.

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The Company’s success depends on protecting its intellectual property.

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The Company will depend heavily on its Manager.

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Because the Company was founded as a single purpose company to produce the Series, it has numerous potential conflicts of interest.

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The Company faces inherent international trade risks that may have a material adverse effect on its business.

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The Company’s revenues are vulnerable to currency fluctuations.

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The offering price of the Class B Units has been arbitrarily determined.

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There is no public market for the Class B Units and such securities are subject to certain restrictions on transfer.

Interest of Management and Related Parties

The Manager will not receive any remuneration for acting as our manager. The Manager owns 13,900,000 of our outstanding Common Units representing all of our outstanding Common Units as of the date of this Offering Circular. Additionally, Dallas Jenkins an owner and founder of the Company owns 100 Class A Units and Carolyn Eves, the wife of Derral Eves, our chief executive officer, owns 1,500 Class A Units as of the date of this Offering.

Reporting Requirements under Tier II of Regulation A

Following this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

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RISK FACTORS

An investment in our Class B Units is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in our Class B Units should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase our Class B Units. To the best of our knowledge, we have included all material risks to investors in this section.+

History of Operations – The Company has limited operating history upon which an Investor can base an investment decision.

The Company is an early stage television and film development and production company in which investors may lose their entire investment. The Company was formed on October 24, 2017 for a single purpose, to develop and produce a television series entitled “The Chosen.” The Company has only produced one season of the Series and due to its limited operating history, the Company is unable to provide investors with significant data upon which an evaluation can be made of the Company’s prospects and an investment in its securities.

The Company cannot be certain that its business plan or the remainder of the Series will develop or that production will be successful. As an early stage company, the Company will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur expenses associated with addressing them.

The Company cannot assure investors that it will be able to achieve any of its objectives, generate sufficient revenues to achieve or sustain profitability or compete successfully in the television and film production industry.

Actual Operating Results May Differ from Estimates – The Company’s actual operating results may differ from its initial estimates.

The Company’s operating results depend on production costs, public tastes, and promotion success. The Company expects to continue to generate its revenues from the distribution and exploitation of the Series and the rights therein. The ability of the Company to continue generating revenues depends on the continued successful distribution of Season 1 and getting Season 2 and Season 3 produced and into distribution, upon the timing and the level of market acceptance of Season 2 and Season 3, as well as upon the ultimate cost to produce, distribute and promote it. The revenues derived from the continued distribution of the Series depend primarily on its acceptance by the distributors and then by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production costs incurred. The commercial success of the Series also depends upon terms and condition of its distribution, promotion and marketing and certain other factors. Accordingly, the Company’s revenues are, and will continue to be, difficult to forecast.

Revenues – There is no guarantee revenues will remain consistent over time.

It is likely that revenues generated from the Series will not remain consistent over time. Even if the Company is successful in creating, distributing, and marketing the Series, revenues from previous seasons will likely decrease over time as subsequent seasons of the Series are released. Further, once production, distribution and marketing of the entire Series is complete, revenues from the Series are likely to decrease over time.

Dilution – Investors may experience dilution in the future if the Company issues additional units of membership interest.

The Company may, in the sole discretion of the Manager, issue additional units of membership interest in the Company to raise additional capital. Any such issuance would dilute the percentage interest of investors in our Company, including investors in this Offering.

Jurisdiction – Any claims in connection with the Operating Agreement are subject to the exclusive jurisdiction of Utah courts.

Once the Members have been issued Class B Units and become bound by our Operating Agreement, the Members submit to the exclusive jurisdiction of state and federal courts sitting in Utah in any action on a claim arising out of, under, or in connection with the Operating Agreement or the transactions contemplated by the Operating Agreement. We intend to seek to enforce this provision in any action or claim brought against us by a Member. Our forum selection clause applies to claims brought by our Members and former Members, as well as claims brought by Members or former Members against our managers, officers, former managers and former officers, if such claims relate to their roles as Members, managers and/or officers of the Company. Service of process on a Member shall be delivered to the address listed on such Member’s subscription agreement as provided to the Company by the transfer agent. We believe that our exclusive forum provision is enforceable under Utah law.

Our exclusive forum provision may have the effect of discouraging Members from bringing lawsuits against us by forcing them into a foreign forum or by adding costs relating to challenging our Operating Agreement’s exclusive jurisdiction clause. Further, this clause may limit the ability of our Members to bring a claim against us in a judicial forum that such Member finds favorable for disputes with us or our Manager or officers.

Fee Shifting – The prevailing party in any litigation between the Company and the Members or among the Members is entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys’ fees and expenses.

Pursuant to the terms of our Operating Agreement, in the event that any dispute between the Company and the Members or among the Members should result in litigation, the prevailing party in such dispute is entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys’ fees and expenses. We believe that we are entitled to recover fees if we are the prevailing party in litigation with our Members, and we intend to enforce this provision in any claim or dispute between the Company and our Members, including claims brought under the federal securities laws. Our fee shifting provision applies to claims brought by our Members and our former Members, as well as claim brought by Members or former Members against our directors, officers, former directors and former officers, if such claims relate to their roles as Members, directors and/or officers of the Company.

Our fee shifting provision may have a chilling effect on claims or actions our Members may seek to bring against us because of the risk that a claimant will be required to pay our legal fees if it does not prevail. In addition, our fee shifting provision may result in greater losses to our company in any litigation between us and our Members in which we are not the prevailing party.

Fluctuations in Operations – The Company’s operating results may fluctuate significantly.

The Company expects that its future operating results will fluctuate significantly as a result of, among other factors:

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The timing of domestic and international releases of the Series;

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The success of the Series;

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The release of competitors’ television series and film productions into the market at or near the same time the Series is released;

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The costs to distribute and promote the Series;

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The success of attracting influential distributors and the success of such distributors in marketing and exploiting the Series;

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The timing of receipt of proceeds generated by the Series by distributors;

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The timing and magnitude of operating expenses and capital expenditures;

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The level of un-reimbursed production costs in excess of budgeted maximum amounts;

●
The demand for, and costs of manufacturing of, merchandise related to the Series; and

●
General economic conditions, including continued slowdown in advertiser spending.

As a result, the Company believes that its results of operations may fluctuate significantly, and it is possible that the Company’s operating results could be below the expectations of investors.

Risk of Cash Loss – Investors will bear substantially all of the risk of cash loss if the Series is unsuccessful.

The Company depends on revenues from the Series to generate returns for its Members. This means that if the Series is unsuccessful and is unable to generate revenues, investors will bear substantially all of the economic risk.

Dependence on External Factors – The Company’s success depends on external factors in the television and film production industry.

Operating in the television and film production industry involves a substantial degree of risk. Each production is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. The commercial success of a production also depends upon the quality and acceptance of other competing productions released into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty. The Company’s success will depend on the experience and judgment of its management in producing the Series. There can be no assurance that the Series will reach the marketplace or that it will obtain favorable ratings or reviews once it does.

Diversification – The Company’s success depends entirely on one television series.

The most common way to diversify risk in the television and film production industry is by producing groups of productions, as done by the major production companies. This diversification reduces the impact of a single production’s commercial success or failure on a company’s overall financial health. Due to financial limitations, however, most television series are produced as individual projects and that is the case with the Series. The Company plans to produce one project so there will be no risk diversification for investors in the event that the Series is not successful.

Reliance on this Offering – The Company’s operations and future success depend on the amount of proceeds raised from this Offering.

The production of Seasons 2 and 3 and our ability to continue to market the Series are largely dependent on the amount of proceeds raised in this Offering. Should we fail to raise the Maximum Offering Amount, we expect to reduce, on a dollar-for-dollar basis as necessary, all marketing expenses for Season 3 followed by production costs for Season 3, from the uses of proceeds of the Offering; however, if we do not raise enough to cover production costs for Seasons 2 or Season 3, and are not otherwise able to finance such costs through our ongoing revenues or third party financing, our ability to meet our projected revenues will be substantially limited.

Budget Overruns – Budget overruns may adversely affect the Company’s business.

Actual production costs may exceed their budget, sometimes significantly. Risks, such as labor disputes, death or disability of star performers, rapid high technology changes relating to special effects, or other aspects of production, such as shortages of necessary equipment, damage to film negatives, master tapes and recordings, or adverse weather conditions, may cause cost overruns and delay or frustrate completion of a production. If Seasons 2 or 3 incur substantial budget overruns, the Company may have to seek additional financing from outside sources to complete production of the film. No assurance can be given as to the availability of such financing on terms acceptable to the Company. In addition, if a production incurs substantial budget overruns, there can be no assurance that such costs will be recouped, which could have a significant adverse impact on the Company’s business, results of operations or financial results.

VidAngel Licensing Agreement – The VidAngel licensing agreement gives VidAngel exclusive rights to distribute the series through on-demand and subscription on-demand services, and, as a result, if VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

VidAngel, Inc. holds several nationwide and international exclusive licenses to exploit the Series through video-on-demand services, subscription video-on-demand services and all forms of physical media, for a period of three years (which period will automatically renew for one-year increments) and a nationwide exclusive license to exploit the Series through subscription-video-on-demand services. Although VidAngel has a financial interest in the success of the Series, there is no guarantee that VidAngel will perform its obligations pursuant to the licensing agreement in a manner that will result in the successful distribution of the Series through video-on-demand services. If VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

Additional Distributors – There can be no assurance that the Company will attract any distributors in addition to VidAngel, Inc. for the Series.

There can be no assurance that any distributors in addition to VidAngel, Inc. will contract with the Company to distribute the Series either based on the Series itself or on other considerations such as the materials already being distributed by such distributor. Further, decisions regarding the timing of release and promotional support of television series are important in determining the success of a particular television series. As with most production companies which rely on others to distribute productions, the Company will not solely control the timing and manner in which its distributors will distribute the Series. Although any distributor the Company uses may have a financial interest in the success of the Series, any decision by its distributors not to distribute or promote the Series or to promote a competitor’s productions to a greater extent than it promotes the Company’s could have a material adverse effect on the Company’s business, results of operations or financial condition.

Competition – There can be no assurance that the Company will be able to compete in the television production industry and its lack of diversification may make it vulnerable to oversupply in the market.

There are numerous other production companies that develop and produce television series. The Company’s lack of diversification may make it vulnerable to oversupplies in the market. Most of the major U.S. production studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide means of distributing their products. The number of productions released by the Company’s competitors, particularly the major U.S. production studios, in any given period may create an oversupply of product in the market and may make it more difficult for the Company to succeed.

Reliance on Personnel – The Company will depend heavily on creative and production personnel to produce the Series.

The production of the Series will require many highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although the Company expects to find high quality candidates to fill these positions, there can be no assurance the Company will find the necessary personnel to complete production or that such personnel will cooperate and participate through completion of production. Finding or replacing key personnel could delay production or reduce the quality of the Series, which may impair the Company’s revenue.

The current pandemic of the novel coronavirus, or COVID-19, could materially and adversely impact or disrupt our ability to produce Season 2 and Season 3.

Since its discovery in December 2019, a new strain of coronavirus (also known as the “COVID-19 virus”) has spread from China to many other countries, including the United States. The outbreak has been declared to be a pandemic by the World Health Organization, and the Health and Human Services Secretary has declared a public health emergency in the United States in response to the outbreak. Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level. However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short-term economic impacts. The long-term impact of this coronavirus on the U.S. and world economies remains uncertain but is likely to result in a world-wide economic downturn, the length and breadth of which cannot currently be predicted.

Our ability to make distributions to Members is significantly dependent on the production of Season 2 and Season 3 and extended restrictions due to the COVID-19 pandemic, including stay-at-home orders and other social distancing guidelines, will restrict our ability to produce episodes for Season 2 and Season 3. As a result, our ability to make distributions may be limited. Additionally, in the event of an extended world-wide economic downturn, the demand for our product may be reduced, which may have an effect on our revenues and in turn, limit our ability to make distributions.

Technological Advances – Technological advances may reduce demand for television series.

The entertainment industry in general, and the television industry in particular, are continuing to undergo significant changes, primarily due to technological developments. Because of this rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of an episodic television series.

Limited Protection of Intellectual Property and Proprietary Rights – The Company’s success depends on protecting its intellectual property.

The Company’s success will depend, in part, on its and the Manager’s ability to protect their respective proprietary rights in the Series. The Company has secured its intellectual property rights with respect to the Series pursuant to the Assignment Agreement it has entered into with Dallas Jenkins and the Assignment and Assumption Agreement it has entered into with Creatus, LLC. The Company will rely primarily on a combination of copyright laws and other methods to protect its respective proprietary rights in the Series. However, there can be no assurance that such measures will protect the Company’s proprietary information, or that its competitors will not develop screenplays for feature films otherwise similar to the Company’s, or that the Company will be able to prevent competitors from developing a similar television series for production. The Company believes that its proprietary rights will not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to the Series. Such assertion may require the Company to incur substantial legal fees and costs in order to protect its rights, or possibly enter into arrangements on terms unfavorable to it in order to settle such claims. To the extent that the Company or the Manager fails to adequately protect its respective intellectual property rights in the Series, or if the financial burden of enforcing its rights becomes too cost-prohibitive, the Company may be unable to continue to implement its business strategy, which would have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

Reliance on Management – The Company will depend heavily on its Manager.

The successful production of the Series and the operation of the Company’s business is dependent on the continued efforts of the Company’s Manager, The Chosen Productions, LLC.

The production of the Series will require many other highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although the Company expects to find high quality candidates to fill these positions, there can be no assurance of their cooperation and participation through completion of the Series. Replacing key talent could delay production or reduce the quality of the Series which would impair the Company’s revenue. Also, many of these positions will require the Company to hire members of unions or guilds. As a result, the Company’s ability to terminate unsatisfactory or non-performing workers could be adversely affected by existing union or guild contracts and regulations. This could delay production of the Series and significantly increase costs.

Conflicts of Interest – Because the Company was founded as a single purpose company to produce the Series, it has numerous potential conflicts of interest.

It is common in the television and film production industry to produce television series through single purpose companies. However, this strategy creates numerous inherent conflicts of interest. For instance, the Company’s Manager may be contracting with distributors, cast members and others that they have had arrangements with in the past and will likely have arrangements with in the future that are unrelated to the business of the Company. Further, our Manager and executive officers are involved in other businesses, including other television and film production businesses. Our Operating Agreement permits our Manager to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other projects. See “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND OTHER CONFLICTS OF INTEREST” for more information.

International Trade Risks – The Company faces inherent international trade risks that may have a material adverse effect on its business.

The Company intends to distribute the Series in foreign countries and derive a significant percentage of its revenues from sources outside the United States. As a result, the Company’s business is subject to certain risks inherent in international trade, many of which are beyond its control. Among those risks are the following:

●
Changes in local regulatory requirements;

●
Changes in the laws and policies affecting trade;

●
Investment and taxes (including laws and policies relating to the repatriation of funds and withholding taxes);

●
Differing degrees of protection for intellectual property;

●
Instability of foreign economies and governments; and

●
Cultural barriers.

These factors can have a material adverse effect on the Company’s business and results of operations.

Currency Fluctuations – The Company’s revenues are vulnerable to currency fluctuations.

The Company cannot accurately predict the impact of future exchange rate fluctuations between the U.S. dollar and other foreign currencies on revenues, and fluctuations could have a material adverse effect on its business and results of operations.

Arbitrary Pricing -- The offering price of the Class B Units may be arbitrarily determined.

Since no public market exists for the Class B Units, the offering price for the Class B Units was not determined on an arm’s length basis and does not necessarily represent the fair market value of the Class B Units. In determining the terms of the Offering, the Company gave consideration to the risks associated with its business plan, its assumptions regarding its future financial performance and other considerations it deemed relevant. However, the offering price of the Class B Units may not bear any direct relationship to the foregoing considerations or any other generally accepted criteria of value and many of such criteria cannot be used in evaluating the offering price because the Company has no operating or financial history.

No Public Market -- There is no public market for the Class B Units and such securities are subject to certain restrictions on transfer.

Investors should regard the Class B Units as an illiquid investment. No public market for the Class B Units exists or is likely to develop in the near future. While the Class B Units are qualified under Regulation A, and therefore have the status of “exempt securities” under the federal securities laws, the Class B Units have not been registered pursuant to the laws of any state, and any resale of the Class B Units may require the transferor to register the transferred Class B Units under applicable state securities laws, or find an exemption therefrom.

PLAN OF DISTRIBUTION

General

We are not selling the Class B Units through commissioned sales agents or underwriters. The Company is offering its Class B Units through our Offering’s website: thechosen.tv. This Offering Circular will be furnished to prospective investors at thechosen.tv via download at any time.

Offering Amount and Distribution

We are offering a maximum of 2,857,143 Class B Units in this Offering for a purchase price of $7.00 per Class B Unit.

The minimum purchase in this Offering is 72 Class B Units ($504); however, we can waive the minimum purchase requirement at our sole discretion. The Class B Units will be issued in one or more closings, occurring at least monthly after the Company has received and accepted the first subscription for Class B Units. For each closing, proceeds for subscriptions over $2,500 must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. Such funds will be kept in a non-interest-bearing account maintained by the Company until the closing. Proceeds for subscriptions of $2,500 or less may be (i) submitted through a purchaser’s customer account in accordance with the billing information for such purchaser at thechosen.tv to be kept in the specified bank account maintained by the Company per the instructions in the subscription agreement if such payment method is made available, or (ii) transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. We intend to accept payment for subscriptions of $2,500 or less through a purchaser’s customer account in accordance with the billing information for such purchaser at thechosen.tv. However, the credit card method of payment is not approved by our payment processors at this time and may not be approved for this Offering. Payments for all subscriptions may be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions set forth on the Offering's website at thechosen.tv. Upon each closing, any proceeds collected for such closing will be disbursed to the Company and the Class B Units for such closing will be issued to investors. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to closing.

Procedures for Acquiring Class B Units

All subscriptions for Class B Units must be made through our Offering’s website, thechosen.tv (the “Website”). Prior to purchasing any Class B Units, you should review this entire Offering Circular and any appendices, exhibits and supplements accompanying this Offering Circular. Prospective investors who abide by the investment limitations described below may order Class B Units as follows:

●
Complete the Subscription Agreement form, including the representations and warranties regarding your accredited status and/or the percentage of your net worth being invested in this Offering.

●
Electronically sign and submit the Subscription Agreement.

●
If your subscription price is greater than $2,500, payment for your Class B Units must be made by direct delivery of funds pursuant to wire or electronic funds transfer via ACH to the specified account maintained by the Company, in accordance with the payment instructions provided in your Subscription Agreement.

●
If your subscription price is $2,500 or less, you may (i) pay for your subscription price through your customer account in accordance with your billing information at thechosen.tv if such payment method is made available, or, (ii) transmit funds directly by wire or electronic funds transfer via ACH to the specified account maintained by the Company per the instructions in your subscription agreement. We will bill your customer account in accordance with your billing information at thechosen.tv .

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any order, in whole or in part. An approved custodian or trustee must process and forward to us orders made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. If we do not accept your order, the Company will promptly refund any purchase price transferred via wire transfer without interest. Any order application not accepted within ten (10) days after receipt shall be deemed rejected.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the Offering. The only investor in this Offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Class B Units (please see below on how to calculate your net worth);

(iii)
You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Class B Units, with total assets in excess of $5,000,000;

(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)
You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)
You are a trust with total assets in excess of $5,000,000, your purchase of Class B Units is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Class B Units; or

(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, or Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Class B Units.

See the “PLAN OF DISTRIBUTION” section of this Offering Circular for additional details on how you can purchase Class B Units.

VidAngel Consulting and Coordination Agreement

The Company has entered into a consulting and coordination agreement with VidAngel, Inc. dated August 11, 2020 pursuant to which VidAngel will provide the following services to the Company in exchange for a fee of $300,000 payable within 30 days of the launch of the website through which the Offering will be conducted by the Company: (i) providing Company with the technology necessary to facilitate the Offering; (ii) assist in the reconciliation and accounting of all funds received and shares issued for the Offering; (iii) video recording, editing, and marketing related consultation; and (vi) assisting Company with such other matters as may be agreed upon.

The services provided by VidAngel, Inc. will not include acting as placement agent for the Offering, soliciting investors or indications of interest in buying securities, discussing the merits of the offering with third parties, or any other activity that could be characterized as a brokerage activity.

USE OF PROCEEDS TO ISSUER

Net proceeds to our Company from this Offering are anticipated to be $19,550,000 following the payment of offering costs. Set forth below is a table showing the estimated sources and uses of the proceeds from this Offering.

	Maximum Offering Amount
	Dollar Amount	%
Gross Proceeds	$20,000,001	100.00%

Estimated Offering Expenses(1)	$450,000	2.25%

Net Proceeds	$19,550,001	97.75%

Production Expenses(2)	$14,400,001	72.00%

Working Capital(3)	$750,000	3.75%

Distribution/Marketing Expenses(4)	$4,400,000	22.00%

Total Use of Proceeds	$19,550,001	97.75%

(1)
The Company intends to use up to $450,000 of the gross proceeds of the Offering for estimated offering expenses, including legal, accounting, printing, advertising, travel, marketing, blue sky compliance and other expenses of this Offering, and transfer agent fees. The estimated offering expenses also includes the $300,000 payment to VidAngel pursuant to the Consulting Agreement to be paid when the Company’s cash flow is sufficient to allow payment but not later than the closing of this Offering for at least $20,000,001 in aggregate gross proceeds.

(2)
The Company intends to use up to $14,400,001 of the net proceeds of this Offering for production expenses, including cast compensation, production staff compensation, sets, props, wardrobes, transportation, music, sound, film, visual effects and other expenses in connection with producing the Series.

(3)
The Company intends to use up to $750,000 of the net proceeds of this Offering for working capital, including general overhead costs, if the Company raises the Maximum Offering Amount.

(4)
The Company intends to use up to $4,400,000 of the net proceeds of this Offering for distribution and marketing expenses, including expenses associated with hiring a publicist and public relations specialist, if the Company raises the Maximum Offering Amount.

If the Company fails to raise the Maximum Offering Amount in this Offering, we initially expect to eliminate, on a dollar-for-dollar basis as necessary, all marketing expenses for Season 3 followed by production costs for Season 3, from the uses of proceeds of the Offering.

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DESCRIPTION OF OUR BUSINESS

General

The Chosen, LLC was formed as a Utah limited liability company on October 24, 2017 solely to develop and produce an episodic television series entitled “The Chosen” (the “Series”), which is intended to be distributed through online video streaming services, television and home video. The story ideas and concepts upon which the Series is based were created by Dallas Jenkins, who received a 49% ownership interest of Common Units in the Company in exchange for all of his rights in and to his story ideas and concepts.

We intend to use the proceeds from this Offering to continue to fund the development and production of the Series. The filming location for Season 2 will be Goshen, Utah, pursuant to an agreement with Deseret Book Company.

The Series is loosely inspired by a film entitled “The Shepherd.” The Company exclusively owns all right, title, and interest in and to the copyrights and all other rights in and to The Shepherd pursuant to the Assignment and Assumption Agreement (the “Assignment Agreement”) between the Company and Creatus, LLC. Pursuant to the Assignment Agreement, Creatus, LLC assigned its respective rights in and to The Shepherd to the Company in exchange for $100,000.

The Series

Synopsis

The Series is based on the story concepts and ideas of Dallas Jenkins. The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life, as the stories of his many miracles were exposed primarily through the word of those who witnessed them. Over the course of multiple seasons, the viewer meets Jesus, his followers, the Romans occupying Jewish territory and the religious leaders who resisted him. Season 1 begins with the gathering of Jesus’ followers and follows the progression of the disciples from their calling to their preparation for Jesus’ ministry. Season 2 will focus on the start of Jesus’ ministry in Samaria and end with the Sermon on the Mount and Season 3 will continue to focus on His ministry and miracles. The first half of Season 2 will be financed through pay it forward and sales of merchandise. This Offering will solely finance the second half of Season 2 and Season 3.

Production

 The Company intends to develop and produce the second half of Season 2 and Season 3 of the Series within the $14,400,001 budget. Season 1 took three months to produce and had a production cost of approximately $8.1 million. The budget for the second half of Season 2 and Season 3 covers all expenses to be incurred to develop and create each season and may be subject to change in connection with the exigencies of the production process. The Company has not yet decided on a production location or locations and will continue to consider options. The decision on any production location will be based on such factors, among others, as production costs (including expenses associated with the hiring of a film crew),other financial considerations and the continuing effects of the COVID-19 virus. We have not yet begun production of Season 2 and we expect production to be completed over an approximately six-month period for the entirety of Season 2, after which production on Season 3 will begin.

Distribution and Marketing

The Series is intended to be distributed through online video streaming services, television, and home video. The Company has entered into a license agreement (the “License Agreement”) with VidAngel, Inc. (“VidAngel”) providing VidAngel the following licenses, granting the right to sublicensable license to transmit, reproduce, distribute, publicly perform, display, create Derivative Works (as defined in the License Agreement and otherwise exploit each season’s episodes of the Licensed Materials (as defined in the License Agreement), including, without limitation, the Content (as defined in the License Agreement): (i) a one-year nationwide exclusive license on any and all media; (ii) a one-year international license on any and all media; (iii) a worldwide exclusive license for video-on-demand and video-on-demand with pay it forward; (iv) a nationwide non-exclusive license for video-on-demand; (v) an international non-exclusive license for video-on-demand for video-on-demand; (vi) an exclusive nationwide license for subscription video-on-demand; (vii) an exclusive international license for video-on-demand for subscription video-on-demand; (viii) a worldwide non-exclusive license for video-on-demand without tipping and subscription video-on-demand without pay it forward; (ix) a worldwide exclusive license for all forms of Physical Media; (x) a worldwide non-exclusive license on hardcopy e-book versions of The Chosen Book, published by Broadstreet.

Pursuant to the license agreement, twenty-five percent (25%) of VidAngel’s revenues from the exploitation of video-on-demand and subscription-video-on-demand content will be applied to marketing the Series. The Company will receive licensing payments in an amount equal to 40% of the net profits attributable to the Series based on the number of hours the Series was viewed by VidAngel’s customers. In addition to the licensing payments, the Company will be eligible to receive an uncapped bonus in an amount based on a proprietary algorithm determined by “goodness,” “loyalty” and “word of mouth.”

If the Company fails to raise the Maximum Offering Amount, the Company initially expects to eliminate, on a dollar-for-dollar basis as necessary, all marketing expenses for Season 3 followed by production costs for Season 3, from the uses of proceeds of the Offering,

Writer Work-For-Hire Agreement

The Company has entered into a work-for-hire agreement with Dallas Jenkins (the “Writer”), pursuant to which the Writer, jointly with Ryan Swanson and Tyler Thompson (collectively, the “Co-Writers”), produce an outline and treatment for Season 2, which will include eight episodes. Additionally, upon notification from the Company, the Writer will prepare a teleplay for each of the eight episodes of Season 2, which will consist of a first draft and revisions to the first draft. The Writers each entered into a work-for-hire agreement with the Company on October 20, 2019. Pursuant to the work-for-hire agreement, the Writer began work on November 6, 2019 and will be compensated $3,333 for the outline and treatment and $12,500 for a teleplay for each of the eight episodes of Season 2. Upon the start of filming for each episode produces based upon the materials created by the Writer, the Company will pay the Writer $1,000 as a production bonus. The company will also pay the Co-Writers the same amounts paid to the Writer, for each episode co-written by the Co-Writers. Additionally, the Company entered into an agreement with Jenkins Entertainment, LLC and Mr. Jenkins, Amanda Jenkins and Kristen Hendricks to write two "devotional" books based upon the Series. Each of Mr. Jenkins, Amanda Jenkins and Kristen Hendricks received $3,000 and will receive 12.5% of all revenues received by the Company from VidAngel on the sale of the books, pursuant to the terms of the agreement between VidAngel and the Company.

Under the agreements, we paid the Mr. Jenkins $138,000 to direct and write the last four episodes of The Chosen Series, Season 1. We have continued to engage Mr. Jenkins as a writer for the second season and paid him $16,000 during 2019 on this contract. We will pay the remaining $23,000 during 2020 for the rest of the writer contract. Mr. Jenkins has also received payment from our Company for advertising through the member’s digital media channels, totaling $21,000 for the year.

Merchandise

The Company is producing and distributing merchandise related to the Series on its website. Merchandise sales consist mainly of T-shirts. We do not own or maintain the merchandise inventory, but manage an online store through a third-party application in which orders are drop shipped to end customers using that third-party platform. We contract with a third-party supplier that fulfills these sales orders on our behalf by screen printing merchandise and shipping them to end customers. The Company pays a fee equal to 3.6% of each order plus $0.30 per order.

For the year ended December 31, 2019, the Company’s revenues and costs from merchandise sales were approximately $168,973 and $96,736, respectively.

Employees

The Company has four employees, Adam Swerdlow, the Company’s Chief Operating Officer and Collin Macleod, the Company’s Lead Videographer and Editor. Additionally, Derral Eves and Dallas Jenkins have employment agreements with the Company. The Company’s officers are principals of the Company’s Manager. The Company anticipates that all personnel involved with the production of Season 2, including writers, directors, actors, crew, and other production personnel, will be hired as independent contractors.

DESCRIPTION OF OUR PROPERTIES

As of the date of this Offering Circular, our primary assets are our copyrights in the film entitled “The Shepherd,” which served as the underlying source material for the Series, and our copyrights in the screenplays for the Series. We do not own any real property. See “DESCRIPTION OF BUSINESS” for more information.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We were formed as a Utah limited liability company on October 24, 2017. Our company’s objective is to develop and produce an episodic television series entitled “The Chosen”.

As of the date of this Offering Circular, all eight episodes of Season 1 of the Series were successfully released via a VOD model, along with physical product. We also began selling T-Shirts and other “The Chosen” merchandise in October 2019 utilizing a third-party fulfillment partner. The pre-production phase for Season 2, including writing, set design, filming location selection and actor interviews, began in November 2019 in anticipation of additional funding from both revenues and future capital raising to continue to produce the Series.

Offering proceeds will be applied to the production of the Series and the payment or reimbursement of placement fees and other offering expenses. We will experience a relative increase in liquidity as we receive net offering proceeds and a relative decrease in liquidity as we spend net offering proceeds in connection with the development and production of the Series.

Operating Results

The following represents our performance highlights:

Revenues

For the year ended December 31, 2019, the Company had revenues related to the Pilot and Season 1 of $815,630.

Operating Expenses

The production of Season 1 was finalized at a total cost of $8,270,567. Film costs are capitalized and amortized over a period of time in proportion to ultimate revenue production. Amortization of film costs for 2019 was $279,062.

Operating Expenses other than the amortization of film costs for the period ended December 31, 2019 were $827,745.

Liquidity and Capital Resources

Short-Term Liquidity

As of the date of this Offering Circular, we had received $200,000 in cash investment from our founders in return for Common Units

As of December 31, 2019, we had $630,325 cash on hand.

Plan of Operations

Our plan of operations, including material expenditures, over the next fiscal year is focused on the development, production and marketing of Season 2 of the Series and the continued marketing of the entirety of Season 1.

Trend Information

To date, revenues for 2020 have been ahead of management’s anticipations. It appears that the stay-at-home orders that existed this spring during the COVID-19 pandemic have influenced revenues. The revenues received this year through April 2020 related to the release of Season 1 of the Series are $3,806,562, with $2,358,694 of that amount (62%) coming in April 2020. Merchandise sales through mid-May were $938,837 with related costs of $524,414.

Other than the above mentioned, we have not identified any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this report to not be indicative of future operating results or financial condition.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our Company is managed by our Manager, which has the sole power to manage our Company’s day-to-day affairs and may bind our Company to contracts. See “SECURITIES BEING OFFERED – Description of our Operating Agreement.” The Manager unilaterally controls our management, subject to the rights of the members holding a Majority Interest (which is defined in our Operating Agreement as Members whose percentage interests represent greater than 50% of all of the Members) in the Company, to approve certain major decisions, as more fully described below in “SECURITIES BEING OFFERED – Description of our Operating Agreement – Major Decision Rights.”

The Manager may not be removed by the Members. The Manager will serve indefinitely until it either resigns or is otherwise removed or until a successor shall have been elected and qualified by the affirmative vote or written consent of Members holding a majority of the membership interests in the Company.

The Manager is owned by its members, Derral Eves, Ricky Ray Butler, Dallas Jenkins, and Earl Seals. The Manager is managed by its manager, Derral Eves. Unless Mr. Eves resigns or is removed, Mr. Eves shall hold office until a successor is elected and qualified by the affirmative vote or written consent of the Manager’s members holding a majority of the membership interests entitled to vote. The Manager’s manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Manager, subject to certain actions which must be approved by a majority of the Manager’s membership interests.

All matters for which the vote, approval or consent of the Manager’s members is required will require the approval of the Manager’s members holding a majority of the membership interests entitled to vote.

Set forth below are our executive officers. Our Manager has delegated our day-to-day operations to our executive officers. We have not yet identified any significant employees.

Name	Position	Age	Term of Office	Hours/Year (for Part-Time Employees)
Derral Eves	Chief Executive Officer	46	February 2018	N/A
Dallas Jenkins	Chief Creative Officer	44	February 2018	N/A
Adam Swerdlow	Chief Operating Officer	35	July 2020	N/A

Biographical Information

Biographical information regarding our executive officers and executive officer nominees is set forth below.

Derral Eves

Derral Eves is our Chief Executive Officer. Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on YouTube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of “20 Must Watch YouTube Channels That Will Change Your Business.”

Dallas Jenkins

Dallas Jenkins is our Chief Creative Officer. Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications. Mr. Jenkins currently serves as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series).

Adam Swerdlow

Adam Swerdlow is our Chief Operating Officer. Mr. Swerdlow graduated from University of Massachusetts-Amherst with a bachelor’s degree in Communications and a minor in Film. Originally from the suburbs of New York City in Connecticut, starting in 2011 Adam built a financial planning practice at Northwestern Mutual. In order to be closer to his family who moved to California in 2007, Adam moved his practice and tenacity to Newport Beach in Q3 of 2016. During his tenure at Northwestern Mutual he accomplished many goals including achieving million dollar round table (MDRT) and other numerous company and industry accolades. He was also responsible for recruiting, building and managing teams of Financial Advisors in his respective offices. Adam left Northwestern in 2019 to practice as an Independent Financial Advisor and also co-founded The Financial Advisors Alliance, a coaching and consulting firm for Financial Advisors. In 2020 The Financial Advisors Alliance was acquired by Model FA where Adam continues to consult. Not only does he bring his wealth of knowledge from his near decade as a Financial Advisor, he also brings his skillset in business development, operations and management. Adam also stays active as a member of a few local charities, chambers and community foundations. When he is not working, he enjoys being as physically active as possible with his wife Shaylene and dog, Poppy.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Neither our Manager nor our executive officers receive compensation for acting in their capacities as Manager and executive officers of the Company. However, the Manager and executive officers may receive compensation from the Company if employed as independent contractors of the Company for services performed in connection with the creation, distribution, and production of the Series.

In 2019, we entered into agreements with Dallas Jenkins, our Chief Creative Officer and a member of our Manager, to act as a Director and Writer for the Series. Under the agreements, we paid the Mr. Jenkins $138,000 to direct and write the last four episodes of The Chosen Series, Season 1. We have continued to engage Mr. Jenkins as a writer for the second season and paid the member $16,000 during 2019 on this contract. We will pay the remaining $23,000 during 2020 for the rest of the writer contract. Mr. Jenkins has also received payment from our Company for advertising through the member’s digital media channels, totaling $21,000 for the year.

In July 2020, we entered into an agreement with Collin McLeod to serve as Lead Videographer and Editor of the Series for which we will pay Mr. McLeod a base salary of $80,000 annually with a production bonus of $5,000 at such time as the Company begins on-site production of a season of the Series, beginning with Season 2. Mr. McLeod will be an at-will employee pursuant to his agreement with the Company.

In August 2020, we entered into an agreement with Mr. Jenkins to expand the scope of his duties and change his compensation. Under the new agreement, we will pay Mr. Jenkins an initial base salary of $300,000, which will increase by 4% annually unless the Manager reasonably determines otherwise. The new agreement runs through December 31, 2026.

In August 2020, we entered into an agreement with Mr. Eves, our chief executive officer, under which we will be pay him an annual base salary of $180,000. Mr. Eves will be an at-will employee pursuant to his agreement with the Company.

In July 2020, we entered into an agreement with Adam Swerdlow, our Chief Operating Officer, under which we will pay him an annual base salary of $200,000. The initial employment term for Mr. Swerdlow will run through July 31, 2021 and he will be an at-will employee of the Company for any employment beyond that date.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of the initial closing of this Offering, our Company will have three classes of membership interests, the Class A Units, the Class B Units and the Common Units. There are currently 13,900,000 Common Units and 11,193,300 Class A Units outstanding. Purchasers of our Class B Units will become Members in our Company with respect to their ownership of Class B Units. Our Manager has the right to create, authorize and issue new units of membership interests in our Company, including new classes.

Capitalization

The following table sets forth the beneficial ownership of our Membership Units of each of our Manager, executive officers, and security holders who own more that 10% of a class of our Membership Units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Common Units
Common Units	Dallas Jenkins 3693 Heathmoor Ct. Elgin, IL 60124	6,811,000 Common Units	N/A	49%
Common Units	Ricky Ray Butler 9849 Yoakum Dr. Beverly Hills California 90210	3,058,000 Common Units	N/A	22%
Common Units	Derral Eves 4 S 2600 W Ste 5 Hurricane, Utah 84737	2,780,000 Common Units	N/A	20%

(1)
Each beneficial owner owns his interest through the Manager.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND OTHER CONFLICTS OF INTEREST

Obligations to Other Entities

Our Manager and executive officers are involved in other businesses, including other television and film production businesses. Therefore, conflicts of interest may exist between their obligations to such businesses and to us. Under our Operating Agreement, our Manager is permitted to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other present and future investment programs and projects.

Transactions with the Company

The Manager may, and may cause its Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by the Operating Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them in similar transactions between parties operating at arm's length. A transaction between the Manager and/or its Affiliates, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm's length if a Majority Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction. Notwithstanding the foregoing, the Manager shall not have any obligation in connection with any such transaction between the Company and the Manager or its Affiliate, to seek the consent of the Members.

A Member may lend money to and transact other business with the Company with prior approval of the Manager and after full disclosure of the Member’s involvement. Such Member has the same rights and obligations with respect thereto as a person who is not a Member. A loan to the Company by a Member will not dilute the ownership interests of any other Member. We do not have any outstanding loans or loan guarantees with any related party, and, as of the date of this Offering Circular, we do not have any intentions to enter into any such transactions.

Related Party Transaction

The Company has entered into a work-for-hire agreement with Dallas Jenkins, who owns 49% of Common Units in the Company, pursuant to which the Mr. Jenkins, jointly with Ryan Swanson and Tyler Thompson (collectively, the “Co-Writers”), produce an outline and treatment as well as a teleplay for each of the eight episodes of Season 2, which will include eight episodes. Pursuant to the work-for-hire agreement, the Mr. Jenkins will be compensated $3,333 for the outline and treatment and $12,500 for a teleplay for each of the eight episodes of Season 2 for an aggregate of $103,333 for Season 2. Additionally, upon the start of filming for each episode produces based upon the materials created by the Mr. Jenkins, the Company will pay the Mr. Jenkins $1,000 as a production bonus.

During 2019, we entered into agreement with Dallas Jenkins, our Chief Creative Officer and a member of our Manager, to act as a Director and Writer for the Series. Under the agreements, we paid the Mr. Jenkins $138,000 to direct and write the last four episodes of The Chosen Series, Season 1. We have continued to engage Mr. Jenkins as a writer for the second season and paid the member $16,000 during 2019 on this contract. We will pay the remaining $23,000 during 2020 for the rest of the writer contract. Mr. Jenkins has also received payment from our Company for advertising through the member’s digital media channels, totaling $21,000 for the year.

In July and August 2020, we entered into employment agreement with Mr. Jenkins, Derral Eves, our Chief Executive Officer, Adam Swerdlow, our Chief Operating Officer and Collin Mcleod, our Lead Videographer and Editor. See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS”.

Creatus, LLC assigned to the Company all of its rights, title and interest in and to the film entitled The Shepherd. The Company paid $100,000 in exchange for all rights in and to The Shepherd. The Shepherd served as the underlying source material upon which the Series is loosely based. Derral Eves, sole manager of our Manager, is the sole owner of Creatus, LLC. The Assignment and Assumption Agreement between Creatus, LLC and the Company is filed as an exhibit to the offering statement filed in 2018 (File #: 024-10814).

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SECURITIES BEING OFFERED

General

Our Company is offering a maximum of $20,000,001 of our Class B Units. The purchase price per Class B Unit is $7.00 and the minimum order is 72 Class B Units ($504); however, we can waive the minimum order in our sole discretion.

The Class B Units are preferred equity and are entitled solely to a preference in respect of distributions until the Company has distributed to holders of the Class B Units an aggregate amount equal to 110% of the aggregate purchase price of the Class B Units. See “– Distributions.”

Upon issuance of Class B Units to you, you will become bound by our Operating Agreement. See “– Description of Our Operating Agreement” below for a detailed summary of terms of our Operating Agreement. Our Operating Agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. Any claim arising out of, under or in connection with the Operating Agreement or the transactions contemplated by the Operating Agreement is subject to the exclusive jurisdiction of state and federal courts sitting in Utah. The Company intends to seek to enforce our forum selection clause in an action or claim against the company by an investor; however, enforceability of a forum selection clause is subject to the law and regulations of each jurisdiction in which the applicable claim is brought and may not be enforced in all circumstances. Our forum selection clause applies to claims brought by our Members and former Members, as well as claims brought by Members or former Members against our directors, officers, former directors and former officers, if such claims relate to their roles as Members, directors and/or officers of the Company. Service of process on a Member shall be delivered to the address listed on such Member’s subscription agreement as provided to the Company by the transfer agent. We believe that our exclusive forum provision is enforceable under Utah law. Further, pursuant to our Operating Agreement, in the event that any dispute between the Company and the Members or among the Members should result in litigation, the prevailing party in such dispute is entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys’ fees and expenses. Our fee shifting provision applies to claims brought by our Members and former Members, as well as claims brought by Members or former Members against our directors, officers, former directors and former officers, if such claims relate to their roles as Members, directors and/or officers of the Company. We believe that we are entitled to recover fees if we are the prevailing party in litigation with our Members, and the Company intends to enforce this provision in any claim or dispute between the Company and the Members, including claims brought under the federal securities laws. If the Company does not prevail in such a claim or dispute, the Company will be responsible for the costs and expenses of litigation of any such prevailing Member or Members.

We have three classes of membership interests, Class A Units, Class B Units and Common Units. Our Manager has the right to create, authorize and issue new Membership Units in our Company, including new classes.

Registrar, Paying Agent and Transfer Agent for our Class B Units

Duties

Direct Transfer, LLC will serve as the registrar, paying agent and transfer agent for our Class B Units. We will pay all fees charged by the transfer agent for transfers of our Class B Units except for special charges for services requested by the holder of a Class B Unit. The transfer any paying agent fee is expected to be approximately $100,000.

There will be no charge to our members for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our Manager, or a designee of our Manager, may act as the transfer agent and registrar until a successor is appointed.

Transfer of Class B Units and Restrictions on Transfers

Our units, including the Class B Units sold pursuant to this Offering, are freely transferable, subject to any restrictions imposed by applicable securities laws and regulations.

By the transfer of Class B Units in accordance with our Operating Agreement, each transferee of Class B Units shall be admitted as a member with respect to the Class B Units transferred when such transfer and admission are reflected in our books and records. Each transferee:

●
automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our Operating Agreement;

●
represents and warrants that the transferee has the right, power, authority, and capacity to enter into our Operating Agreement; and

●
gives the consents, waivers and approvals contained in our Operating Agreement.

Distributions

No distributions to investors of our Class B Units are assured, nor are any returns on, or of, an Investor’s investment guaranteed. Distributions are subject to our ability to generate positive cash flow from operations. All distributions are further subject to the discretion of our Manager. It is possible that we may have cash available for distribution, but our Manager could determine that the reservation, and not distribution, of such cash by our Company would be in our best interest.

Distributable Cash

We define “distributable cash” as the amount of cash which the Manager deems available for distribution to the Members, taking into account all Company debts, liabilities, and obligations of the Company then due and amounts which the Manager deems necessary to place into reserves for customary and usual claims with respect to the Company's business. Our Manager, in its sole discretion, may determine from time to time that we have received sufficient cash flow to make a distribution. Any distributions of available cash flow will be made in the discretion of our Manager in the following order and priority:

(i)
First, an amount equal to 120% and 110% of the aggregate purchase price to the holders of the Class A Units and Class B Units, respectively, pari passu in accordance with the number of aggregate Class A Units and Class B Units held; and

(ii)
Thereafter, to all Members pro rata in accordance with their respective holdings of Membership Units.

Liquidating Distributions

Upon the dissolution of our Company, our Manager will convert all of our property to cash and then make the following distributions:

(i)
All known debts and liabilities of the Company, excluding debts and liabilities to Members who are creditors of the Company;

(ii)
All known debts and liabilities of the Company owed to Members who are creditors of the Company;

(iii)
The remaining assets shall be distributed to the Members in accordance with the distribution waterfall described above.

Basis for Distributions

Our Company’s ability, and our Manager’s decisions, to make distributions to our members will be based upon the consolidated operating results of our Company and our subsidiaries. Although our Manager has discretion over whether to make distributions to our members, our Manager does not intend, and has no reason to withhold distributions from our members, except as may be necessary to fund reserves for our Company, or our subsidiaries, as deemed appropriate by our Manager or required by any financing arrangements we may enter into.

Description of Our Operating Agreement

The following summary describes material provisions of our Operating Agreement, but it is not a complete description of our Operating Agreement. A copy of our Operating Agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

Generally

Our Operating Agreement refers to our Company’s Amended and Restated Limited Liability Company Agreement dated as of March 6, 2018, as amended by Amendment No. 1 dated as of April 25, 2018, Amendment No. 2 dated as of May 1, 2018 and Amendment No. 3 dated as of August 25, 2020.

Management

Subject to our Members’ rights to consent to certain transactions as described below, the business and affairs of our Company are managed by, and all powers are exercised by, our Manager. If the Manager resigns, a new manager will be elected by the affirmative vote or written consent of Members holding a majority of the membership interests of the Company entitled to vote.

The Company shall have one manager, The Chosen Productions, LLC (the “Manager”). The Manager may not be removed by the Members. The Manager will serve indefinitely until it either resigns or is otherwise removed or until a successor shall have been elected and qualified by the affirmative vote or written consent of Members holding a majority of the membership interests in the Company.

Our Manager is indemnified by us and held harmless from liability to us or any member for any action or inaction as long as (i) the Manager performed its managerial duties in good faith and in a manner it reasonably believed to be in the best interests of the Company and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, and (ii) such course of conduct did not constitute fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager.

Our Manager is required by our Operating Agreement to use its reasonable efforts to carry out the objectives of our Company, and to devote, and cause its affiliates to devote, such amounts of their time, skill and attention during normal business hours that the Manager may deem necessary. Our Operating Agreement does not prevent our Manager from engaging in other business activities in which our Company will have no right to participate. The Members have waived any and all rights and claims which they may otherwise have against the Manager and its affiliates as a result of any such activities.

Fiduciary Duties and Indemnification

Our Manager and our executive officers will owe fiduciary duties to our Company and our members in the manner prescribed in the Utah Uniform Limited Liability Company Act and applicable case law. Our Manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our Operating Agreement precludes our Manager or executive officers or any affiliate of our Manager or any of its respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our Company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our Manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our Manager, our executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our Company.

Our Manager has no liability to our Company or to any Member for any claims, costs, expenses, damages, or losses suffered by our Company which arise out of any action or inaction of the Manager if the Manager meets the following standards: (i) the Manager performed it managerial duties in good faith and in a manner it reasonably believed to be in the best interests of the Company and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, and (ii) such course of conduct did not constitute fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. These exculpation provisions in our Operating Agreement are intended to protect our Manager from liability when exercising their business judgment regarding transactions we may enter into.

Insofar as the foregoing provisions permit indemnification or exculpation of our Manager, executive officers or other persons controlling us from liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification and exculpation is against public policy as expressed in the Securities Act and is therefore unenforceable.

Members’ Voting Rights

Meetings of Members may be held at such date, time and place as the Manager may fix from time to time or upon written demand of Members holding more than ten percent (10%) of our outstanding units eligible to vote. No business shall be transacted, and no action shall be taken, at any meeting other than that stated in the notice to the members of our Company announcing such meeting, unless such action was approved by a majority (greater than 50%) of our outstanding units of either class eligible to vote. The presence of members holding at least a majority of our outstanding units of either class eligible to vote as of the record date for any meeting shall constitute a quorum for such meeting.

Major Decision Rights

Although our Manager has the sole authority to manage our business and to bind our Company, the Members of our Company have the right to consent to certain actions which we term “major decisions.” Member consent is required before the Manager may take any of the following actions:

(i)
The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a three (3) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(ii)
The merger of the Company with another limited liability company or limited partnership;

(iii)
The merger of the Company with a corporation or a general partnership or other person;

(iv)
The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;

(v)
The decision to tax election status of the Company; and

(vi)
Any other transaction described in the Operating Agreement as requiring the vote, consent, or approval of the Members.

The transactions described above in “– Major Decision Rights” require the approval of a Majority Interest of the Members present and voting at a meeting or a Majority Interest of the Members as a whole acting by written consent. In the event the Manager resigns, a new manager may be elected by the affirmative vote of a Majority Interest of the Members in a meeting duly called and held with respect to the election of a new manager, or by written consent regarding the same.

Contributions

Our members’ amounts invested in us, number of Class B Units of membership interest held, and percentage interest in our Company are reflected in the books and records of our Company. If you purchase Class B Units in this Offering, you will make a cash investment of $7.00 per Unit purchased and you will become a Member of our Company.

Additional Members

Additional members may be admitted to the Company by the Manager. Additional members shall obtain Class B Units, net profits, net losses, and distributions of the Company on such terms as determined by the Manager.

Amendments to the Operating Agreement

Our Operating Agreement may be amended in a writing signed by all of the Members. Notwithstanding the preceding sentence, the Manager shall have the power, without the consent of the Members, to amend the Operating Agreement in writing as may be required, to reflect the issuance of additional Units, including Class A Preferred Units, Class B Preferred Units and any other class or series of Units that may be established after the date of the Operating Agreement; provided, that, any additional classes or series of Units shall have similar designations, preferences and rights to the outstanding Units.

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ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●
whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●
whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●
whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of Class B Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(i)
the equity interests acquired by employee benefit plans are publicly offered securities - i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(ii)
the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(iii)
there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we anticipate that we will qualify as an “operating company”. If the Department of Labor were to take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business.

Plan fiduciaries contemplating a purchase of Class B Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF ORDERS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR MANAGER OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN US IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

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REPORTS

We will furnish the following reports, statements, and tax information to each Member:

Reporting Requirements under Tier II of Regulation A. We are required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We are required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. The Manager will send an annual report to each of the Members not later than one hundred twenty (120) days after the close of the Company’s fiscal year, ending on December 31 of each year. The report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of a Manager that the financial statements were prepared without audit from the books and records of the Company.

Tax Information. The Manager will furnish to the Members tax information reasonably required by them for federal and state income tax reporting purposes with respect to a taxable year on or before January 31st of the year immediately following such taxable year.

Membership Certificates. We do not anticipate issuing membership certificates representing Class B Units purchased in this Offering to the Members. Instead, Class B Units will be issued in book-entry form and our Unit ledger will be maintained by our transfer agent.

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INDEPENDENT AUDITORS

The consolidated balance sheets of The Chosen, LLC as of December 31, 2019 and 2018, and the consolidated statements of operations and members' equity and cash flows for the years ended December 31, 2019 and December 31, 2018, have been included in this Offering Circular and have been audited by Tanner LLC, independent auditors, as stated in their report appearing herein.

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Index to Financial Statements

The Chosen, LLC

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The Chosen, LLC

Consolidated Financial Statements
as of December 31, 2019 and 2018
  and For the Years Then Ended
Together with Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To Management and Members of The Chosen, LLC

We have audited the accompanying consolidated financial statements of The Chosen, LLC and subsidiary (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations and members’ equity, and cash flows for the years ended December 31, 2019 and 2018, and the related notes to consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to error or fraud. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in accordance with accounting principles generally accepted in the United States of America.

/s/ Tanner LLC
Salt Lake City, Utah
June 12, 2020

THE CHOSEN, LLC AND SUBSIDIARY

 Consolidated Balance Sheets
As of December 31,

	2019	2018

Assets

Current assets:
Cash	$630,325	$220,700
Accounts receivable	614,565	20,410
Prepaid expenses and other current assets	778	98,904

Total current assets	1,245,668	340,014

Film costs, net	8,039,004	3,884,663
Deferred income tax asset	283,352	-

Total assets	$9,568,024	$4,224,677

Liabilities and Members' Equity

Liabilities:
Accounts payable	$126,575	$539,435
Notes payable	-	76,327

Total liabilities	126,575	615,762

Commitments and contingencies (see Notes 2, 3, 5 and 8)

Members' equity	9,441,449	3,608,915

Total liabilities and members' equity	$9,568,024	$4,224,677

See notes to consolidated financial statements

THE CHOSEN, LLC AND SUBSIDIARY

 Consolidated Statements of Operations
For the Years Ended December 31, 2019 and 2018

	2019	2018
Revenues:
Licensing revenues, net	$815,630	$56,465
Merchandise revenue	168,973	-

Total revenues	984,603	56,465

Cost of goods sold	96,736	-

Gross profit	887,867	56,465

Operating expenses:
General and administrative	574,197	162,797
Advertising and marketing	532,610	752,344

Total operating expenses	1,106,807	915,141

Loss from operations	(218,940)	(858,676)

Interest income	17	-

Loss before provision for
income taxes	(218,923)	(858,676)

Benefit (provision) for income taxes	283,252	(100)

Net income (loss)	$64,329	$(858,776)

See notes to consolidated financial statements

THE CHOSEN, LLC AND SUBSIDIARY

Consolidated Statements of Members’ Equity
For the Years Ended December 31, 2019 and 2018

	Common Units	Class A Preferred Units	Contributed Capital	Accumulated Deficit	Total Members' Equity

Balance at December 31, 2017	-	-	$200,000	$(13,663)	$186,337

Issuance of founders' common units	13,900,000	-	-	-	-
Issuance of preferred units for cash	-	4,636,978	4,436,408	-	4,436,408
Offering expense	-	-	(167,781)	-	(167,781)
Equity-based compensation	-	-	12,727	-	12,727
Net loss	-	-	-	(858,776)	(858,776)

Balance at December 31, 2018	13,900,000	4,636,978	4,481,354	(872,439)	3,608,915

Cancellation of units	-	(40,465)	(38,715)	-	(38,715)
Issuance of preferred units for cash	-	6,596,787	6,563,766	-	6,563,766
Offering expense	-	-	(756,846)	-	(756,846)
Net income	-	-	-	64,329	64,329

Balance at December 31, 2019	13,900,000	11,193,300	$10,249,559	$(808,110)	$9,441,449

See notes to consolidated financial statements

THE CHOSEN, LLC AND SUBSIDIARY

 Consolidated Statements of Cash Flows
For the Years Ended December 31,

	2019	2018

Cash flows from operating activities:
Net income (loss)	$64,329	$(858,776)
Adjustments to reconcile net income (loss) to net cash used
in operating activities:
Amortization of film costs	279,062	-
Deferred income tax benefit	(283,352)	-
Equity-based compensation	-	12,727
Decrease (increase) in:
Accounts receivable	(594,155)	(20,410)
Prepaid expenses and other current assets	98,126	(98,258)
Film costs	(4,433,403)	(3,854,663)
(Decrease) increase in:
Accounts payable	(412,860)	500,772

Net cash used in operating activities	(5,282,253)	(4,318,608)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Net proceeds from issuance of preferred units	5,806,920	4,268,627
Cancellation of units	(38,715)	-
Proceeds from issuance of notes payable	-	156,327
Payments on notes payable	(76,327)	(80,000)

Net cash provided by financing activities	5,691,878	4,344,954

Net change in cash	409,625	26,346

Cash at beginning of year	220,700	194,354

Cash and at end of year	$630,325	$220,700

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for income taxes	100	100

See notes to consolidated financial statements

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2019 and 2018

1.
Description of Organization and Summary of Significant Accounting Policies

Organization

The Chosen, LLC (Chosen) was organized on October 24, 2017 as a perpetual Utah Limited Liability Company. Chosen is a business whose planned principal operations are the production and distribution of a television series. The first four episodes of season one of the television series were released in April 2019; the last four episodes of season one were released in November 2019. During 2019 and 2018, the Company raised equity capital to support the completion of the first season of its television series.

Principles of Consolidation

The consolidated financial statements include the accounts of The Chosen, LLC and its wholly owned subsidiary The Chosen Texas, LLC (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

Recently Issued Accounting Pronouncements

In March 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2019-02, Entertainment – Films – Other Assets – Films Costs (Subtopic 926-20) and Entertainment – Broadcasters – Intangibles – Goodwill and Other (Subtopic 920-350) (ASU 2019-02). ASU 2019-02 requires management to evaluate a film or license agreement for program material within the scope of Subtopic 920-350 for impairment at the film level when the film or license agreement is predominantly monetized on its own. ASU 2019-02 also aligns the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 is effective for reporting periods ending after December 15, 2020. Early adoption is permitted. Management elected to adopt this standard early effective January 1, 2018. There was no financial impact to the Company’s financial statements upon adoption of this ASU.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. The Company adopted the requirements of Topic 606 effective January 1, 2019, utilizing the modified retrospective method of transition. Adoption of Topic 606 did not result in adjustments to revenue, deferred revenue, receivables, or deferred costs.

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1.
Description of Organization and Summary of Significant Accounting Policies
Continued

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, could exceed federally insured limits. As of December 31, 2019, the Company had approximately $341,000 in cash that exceeded the federally insured limits. As of December 31, 2018, the Company did not have any cash that exceeded federally insured limits. To date, the Company has not experienced a loss or lack of access to its invested cash; however, no assurance can be provided that access to the Company’s invested cash will not be impacted by adverse conditions in the financial markets.

A major customer is considered to be one that comprises more than 10% of the Company’s accounts receivable or annual revenues. For the years ended December 31, 2019 and 2018, 83% and 100%, respectively, of the Company’s revenues related to one customer – VidAngel, Inc. (VidAngel). As of December 31, 2019 and 2018, 99% and 90%, respectively, of the Company’s accounts receivable related to VidAngel.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying specific troubled accounts and applying historical experience. Receivables are written off when management determines the likelihood of collection is remote. Recoveries of receivables previously written off are recorded when payment is received.

Revenue Recognition

The Company generates revenue from 1) licensing agreements with VidAngel relating to the streaming of the Company’s intellectual property via digital media – Video-on-Demand (VOD) and Subscription Video-on-Demand (SVOD), 2) physical media sales, 3) combination of physical media and digital media and 4) merchandise sales.

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1.
Description of Organization and Summary of Significant Accounting Policies
Continued

Revenue Recognition - continued

The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. To achieve the core principle of Topic 606, the Company applies the following five steps:

1)
Identify the contract with the customer

2)
Identify the performance obligations in the contract

3)
Determine the transaction price

4)
Allocate the transaction price to performance obligations in the contract

5)
Recognize revenue when or as the Company satisfies a performance obligation

Digital Media (VOD and SVOD)

Digital media revenue stems from licensing agreements with VidAngel, wherein VidAngel streams the Company’s intellectual property. The license is not distinct from the streaming services, and the arrangement represents a sale or usage-based royalty with the license representing the predominant item to which the royalty relates. The VOD sales and SVOD usage revenues are determined according to the licensing agreement based on hours viewed by VidAngel’s customers during each quarter of the year. VidAngel provides the Company quarterly royalty reports detailing the sales or usage-based royalties, which amounts VidAngel remits to the Company. The Company recognizes revenue based on these royalty reports, which represents when the sales or usage occurred and the satisfaction of the performance obligation to the end customer. During 2019, the digital media revenue was substantially all related to the first television season of The Chosen. During 2018, the digital media revenue was related to The Shepard. As VidAngel is primarily responsible to fulfil the performance obligation and sets the pricing, the Company recognizes revenue on a net basis, which represents the royalty amounts the Company receives from VidAngel.

Physical Media

The Company sells Blu-Ray discs and DVD’s to end users. The Company does not own or maintain the physical media inventory. The inventory is owned by VidAngel, and VidAngel fulfills the sales. Revenue is recognized when the end customer receives and pays for the physical media. VidAngel remits a portion of the sales amount to the Company. The Company recognizes revenue on a net basis.

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1.
Description of Organization and Summary of Significant Accounting Policies
Continued

Revenue Recognition - continued

Combination of physical media and digital media

The Company sells Blu-Ray discs and DVD’s to end users in a combination pack with digital media. The Company does not own or maintain the physical media inventory. As noted in the description of physical media above, the inventory is owned by VidAngel, and VidAngel fulfills the sales. As noted in the description above of digital media, digital media stems from licensing agreements with VidAngel, wherein VidAngel streams the Company’s intellectual property. The Company recognizes revenue on a net basis.

Merchandise revenue

The Company sells The Chosen merchandise – mainly T-shirts during 2019. Revenue is recognized when the customer receives and pays for the merchandise. The Company does not own or maintain the merchandise inventory. However, when the goods ship from the third party to the customer, the Company has risk-of-loss, and is responsible for goods in transit. The Company manages an online store through a third-party application and orders are drop shipped to end customers using the third-party platform. The Company contracts with a third-party supplier that is responsible for fulfilling the sales. The third-party supplier invoices the Company for inventory sold and fulfillment services; all of the cost of goods sold is related to the third-party supplier costs. The Company recognizes revenue and respective expenses on a gross basis.

Revenue is disaggregated from contracts with customers by goods or services as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. The following table presents the Company’s revenue disaggregated by the previously mentioned performance obligations for the years ended December 31:

	2019	2018

Combination of physical media and digital media	$343,105	$-
Physical media	246,974	-
Merchandise	168,973	-
Digital media - VOD	164,619	56,465
Digital media - SVOD	60,932	-

Total revenues	$984,603	$56,465

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1.
Description of Organization and Summary of Significant Accounting Policies
Continued

Film Costs

Costs incurred in the direct production of video content are capitalized and stated at the lower of unamortized cost or net realizable value. The Company periodically evaluates the net realizable value of film costs by estimating future revenue generation. As of December 31, 2019 and 2018, $8,039,004 and $3,884,663 in film costs were capitalized, respectively.

The Company amortizes film costs in proportion to the recognition of the related revenue to total expected revenue from each episode. Amortization of film costs was $279,062 and $0 for the years ended December 31, 2019 and 2018, respectively, and is recorded in general and administrative expenses.

The Company periodically evaluates unamortized film costs for impairment. Any unamortized film costs in excess of net realization value are written off. As of December 31, 2019 and 2018, the Company determined no impairment existed.

 The following table represents the components of film costs as of December 31:

	2019	2018

Released and completed film costs	$8,270,567	$-
Not released, in production film costs	-	3,884,663
In development or preproduction film costs	47,499	-

	8,318,066	3,844,663
Accumulated amortization	(279,062)	-

	$8,039,004	$3,884,663

The future aggregate amounts of amortization expense expected to be recognized over the next three years related to released and completed film costs as of December 31, 2019 are as follows:

Years Ending December 31:	Amount

2020	$1,760,840
2021	1,625,391
2022	1,625,391

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1.
Description of Organization and Summary of Significant Accounting Policies
Continued

Advertising and Marketing

Advertising costs are expensed as incurred. Advertising expenses totaled $532,610 and $752,344 for the years ended December 31, 2019 and 2018, respectively.

Reclassifications

Certain amounts in the 2018 financial statements have been reclassified to conform to the current year presentation.

Income Taxes

The Company is a Utah limited liability company. In August 2019, the Company elected to be taxed as a C-corporation, effective January 1, 2018. The IRS approved the election in October 2019. As the Company recorded a 100% valuation allowance against its net deferred income tax assets as of January 1, 2019, there was no significant adjustment recorded as of January 1, 2019 due to this change in accounting method.

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the tax and financial reporting bases of assets and liabilities. Deferred income taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the US federal jurisdiction and certain state jurisdictions.

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through June 12, 2020, which is the date the financial statements were available to be issued.

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

2.
Liquidity

The Company has incurred significant net losses since inception that have accumulated to approximately $808,000 as of December 31, 2019.  The Company used net cash of approximately $5,282,000 in operating activities in 2019.  The accumulated deficit and use of cash in operating activities resulted from the filming and producing of season one of The Chosen series.  In 2019, the Company raised an additional $5,806,920, net through preferred unit offerings. In addition, the Company has started generating revenues following the release of episodes of The Chosen in April 2019. Management believes that existing cash balances along with increased revenues will sustain ongoing operations through at least June 12, 2021.

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to produce additional television series.  There can be no assurance that the Company will be successful in its efforts to raise sufficient capital to complete additional television series.

3.
Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Exclusivity Agreement

In 2018, the Company entered into an exclusive video-on-demand and subscription licensing agreement with VidAngel, for distribution of the Company’s television series. This agreement was amended in November 2019.

Consulting and Coordination Agreement

In 2018, the Company entered into a consulting and coordination agreement with VidAngel. The Company will pay VidAngel the fee for consulting services no later than the closing of the Company’s Regulation A offering for at least the minimum amount. The agreement is structured such that no fee is due unless the minimum amount is met. As of December 31, 2019, the minimum amount had been achieved and the Company paid VidAngel $600,000, which was directly related to the issuance of preferred units for cash, and was recorded as a reduction of members’ equity.

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

3.
Commitments and Contingencies
Continued

Employee Agreements

The Company has entered into employment agreements with members of management and certain contractors.  The terms of the agreements vary but include one or more of the following provisions: stipulated base salary, equity grants, profit sharing, royalties, retention bonuses, vacation benefits, and severance.

4.
Equity Based Compensation

The Company entered into an agreement with a member of management to grant an ownership interest of common units in the Company’s parent company for services performed for The Chosen, LLC. The value of $20,000 on the grant date was based on the amount paid in cash by other members for an equivalent ownership interest of common units in the Company (the parent company’s sole asset is the Company). The equity grant vested upon the release of the first season of The Chosen. The expense associated with the equity grant was being recognized ratably through the expected release date with $0 and $12,727 recognized for the years ended December 31, 2019 and 2018, respectively. The Company asserted breach of contract during 2019, has not granted the membership interest, and has not recognized the remaining $7,273, pending resolution of the matter.

5.
Notes Payable

The Company entered into several promissory notes with VidAngel during 2018. Each note is non-interest bearing and is due the earlier of January 31, 2020 or upon the Company raising at least $9,000,000 in investments from the Regulation A Offering. As of December 31, 2018, the aggregate balance of the notes outstanding was $67,340. During 2019, the Company exceeded the $9,000,000 threshold and paid these notes in full in January 2019.

The Company entered into a non-interest bearing promissory note with a member of management that is unsecured and due upon demand. The outstanding balance of the note as of December 31, 2019 and 2018 was $0 and $8,987, respectively.

6.
Preferred Units

The Company’s Class A Preferred Units (Units) are non-voting. If and when distributions are declared, distributions are first made to the holders of the Units until 120% of $1 per Unit has been distributed to the holders in proportion to their interest. Thereafter, distributions are made to the holders of the common units in proportion to their interest.

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

7.
Income Taxes

The (provision) benefit for income taxes are as follows for the years ended December 31:

	2019	2018
Deferred income tax benefit	$283,352	$–
Current income taxes	(100)	(100)

	$283,252	$(100)

The (provision) benefit for income taxes differs from the amount computed at federal statutory rates mainly due to the change in the valuation allowance for the years ended December 31, 2019 and 2018.

Significant components of the Company’s deferred income tax assets (liabilities) are as follows as of December 31:

	2019	2018
Film costs	$(2,077,472)	–
Net operating loss carryforwards	2,356,163	224,790
Other	4,661	1,802
Valuation allowance	–	(226,592)

	$283,352	$–

As of December 31, 2019, the Company has net operating loss (NOL) carryforwards available to offset future taxable income, if any, of approximately $9,062,000. NOL’s are carried forward indefinitely.

The utilization of the NOL carryforwards is subject to annual limitations under Section 382 of the Internal Revenue Code. Section 382 imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change.” In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period.

The Company has concluded that there are no significant uncertain tax position requiring disclosure, and there are no material amounts of unrecognized tax benefits.

THE CHOSEN, LLC AND SUBSIDIARY
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

8.
Related Party Transactions

During 2019, the Company entered into agreements with a member of the Company as a Director and Writer. Under the agreements, the Company paid the member $138,000 to direct and write, the last four episodes of The Chosen Series, season 1. The Company continued to engage the member as a writer for the second season and paid the member $16,000 during 2019 on this contract. The Company will pay the remaining $23,000 during 2020 for the rest of the writer contract. The member also received payment from the Company for advertising through the member’s digital media channels, totaling $21,000 for the year.

During 2019, the Company engaged an advertising agency, which is wholly owned by one of the members of the Company’s parent company. During the 2019, the Company paid the advertising agency $40,000.

An entity owned by a member assigned to the Company all of its rights, title and interest in and to the film entitled The Shepherd. The Company paid $100,000 in exchange for all rights in and to The Shepherd. The Shepherd served as the underlying source material upon which the Series is loosely based. The member is the sole owner of the related entity. The Assignment and Assumption Agreement between the related entity and the Company is filed as an exhibit to the offering statement filed in 2018 (File #: 024-10814).

PART III - EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(2)	Certificate of Registration*

(3)(a)	Operating Agreement dated March 6, 2018*

(3)(b)	First Amendment to the Operating Agreement dated April 25, 2018*

(3)(c)	Second Amendment to the Operating Agreement dated May 1, 2018*

(3)(d)	Third Amendment to the Operating Agreement dated August 25, 2020

(6)(a)	Exclusive Video-On-Demand and Subscription Video-On-Demand Licensing Agreement by and between The Chosen, LLC and VidAngel, Inc.*

(6)(b)	Writer Work-for-Hire Agreement dated October 29, 2019 by and between the Company and Dallas Jenkins*

(6)(c)	Writer Work-for-Hire Agreement dated October 20, 2019 by and between the Company and Ryan Swanson.*

(6)(d)	Writer Work-for-Hire Agreement dated October 20, 2019 by and between the Company and Tyler Thompson*

(6)(e)	Consulting and Coordination Agreement dated August 11, 2020 by and between the Company and VidAngel, Inc.

6(f)	Employment Agreement dated July 12, 2020 by and between the Company and Colin McLeod

(6)(g)	Employment Agreement dated July 15, 2020 by and between the Company and Adam Swerdlow

(6)(h)	Employment Agreement dated August 1, 2020 by and between the Company and Derral Eves

(6)(i)	Employment Agreement dated August 1, 2020 by and between the Company and Dallas Jenkins

11(a)	Consent of Tanner LLC

(11)(b)	Consent of Kaplan, Voekler, Cunningham & Frank, PLC**

(12)	Opinion of Kaplan, Voekler, Cunningham & Frank, PLC regarding legality of the Class B Units**
_____________
*
Previously Filed
**
To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized,  in the City of Hurricane, State of Utah on September 2, 2020.

The Chosen, LLC,
a Utah limited liability company

By:            /s/ Derral Eves
Name:       Derral Eves
Its:            Manager

By:            /s/ Dallas Jenkins
Name:       Dallas Jenkins
Its:            Member